Exhibit 99.1

1111 South Arroyo Parkway 7084 P.O. Box 7084 Pasadena, California 91105-7084 U.S.A. 1.626.578.3500 Fax 1.626.578.6916	Press Release

FOR IMMEDIATE RELEASE	February 23, 2006

For additional information contact:

John W. Prosser

626.578.6803

Jacobs Names Craig Martin CEO—Noel Watson Remains Chairman

PASADENA, CALIF.—Jacobs Engineering Group Inc. (NYSE:JEC) announced today that Jacobs President Craig Martin has been promoted to the additional position of Chief Executive Officer effective April 3, 2006. Noel Watson, currently Chairman and CEO, continues as executive Chairman of the company. Noel Watson stated, “It is the perfect time to transfer the leadership of the company to Craig, who has successfully driven the organization over the past 3 1/2 years. Fiscal year 2006 is off to a great start, we are prospect rich, and I’m absolutely confident the business will continue to flourish.”

Mr. Martin has over 30 years’ experience in the technical professional services business. Craig joined Jacobs in 1994 as the result of an acquisition, where he had served as Senior Vice President, Operations. Prior to becoming President of Jacobs in 2002, Craig was Jacobs Executive Vice President, Global Sales. Mr. Martin said, “Noel built a deep, strong executive team, one I am proud to lead. I am equally delighted that Noel’s role as executive Chairman provides for his continuing contribution to our success. We remain committed to our business model, and our growth targets are unchanged.”

Jacobs, with over 40,000 employees and revenues exceeding $6.0 billion, provides technical, professional, and construction services globally. Any statements made in this release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain. We, therefore, caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2005 Form 10-K, and in particular the discussions contained under Items 1 - Business, 3 - Legal Proceedings, and 7 - Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.